FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-07

Sent: Tuesday, November 14, 2017 2:02 PM
Subject: GSMS 2017-GS8 – Final Pricing Details (Public)(external)

GSMS 2017-GS8 – Final Pricing Details (Public)(external)

$885.190mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman Sachs & Co. LLC

Co-Managers: Academy Securities, Inc. and Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	Sprd	Cpn	Yld	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)	14.278	3.10	S+22	2.222000	2.214	99.99828
A-2	Aaa(sf)/AAAsf/AAA(sf)	72.424	4.86	S+50	3.278000	2.617	102.99728
A-3	Aaa(sf)/AAAsf/AAA(sf)	270.000	9.52	S+75	3.205000	3.094	100.99772
A-4	Aaa(sf)/AAAsf/AAA(sf)	311.927	9.83	S+77	3.469000	3.125	102.99335
A-AB	Aaa(sf)/AAAsf/AAA(sf)	35.645	7.10	S+61	3.313000	2.850	102.99509
A-BP	NR/AAAsf/AAA(sf)	10.000	9.86	S+150	3.837000	3.856	99.99689
A-S	Aa2(sf)/AAAsf/AAA(sf)	70.152	9.94	S+105	3.752000	3.409	102.99822
B	NR/AA-sf/AA(sf)	44.642	9.94	S+125	3.953000	3.609	102.99699
C	NR/A-sf/A(sf)	56.122	9.94	S+170	4.337555	4.059	102.87171

CUSIP

Class	CUSIP
A-1	36254KAH5
A-2	36254KAJ1
A-3	36254KAK8
A-4	36254KAL6
A-AB	36254KAM4
A-BP	36254KAN2
A-S	36254KAS1
B	36254KAT9
C	36254KAU6

Anticipated Timing

Anticipated Closing:	Nov 30, 2017

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.